                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:            September 30, 2002

FOR MORE INFORMATION:             Leticia Lowe (Media) (713) 207-7702
                                  Marianne Paulsen (Investors) (713) 207-6500


             RELIANT ENERGY COMPLETES SPIN-OFF OF RELIANT RESOURCES
               CENTERPOINT ENERGY BEGINS TRADING AS CNP ON OCT. 1

         Houston, TX - Reliant Energy, Incorporated's (NYSE: REI) spin-off of Reliant Resources, Inc. (NYSE: RRI), which was its 83 percent owned, competitive energy services subsidiary, was completed today. The company's regulated energy delivery businesses are owned by a new holding company, CenterPoint Energy, Inc. CenterPoint Energy's shares, which are currently trading under the REI stock ticker symbol, will begin trading under its new stock ticker symbol CNP tomorrow morning on the New York and Chicago Stock Exchanges.

         The spin-off was accomplished through a distribution of the Reliant Resources shares held by Reliant Energy. Reliant Energy shareholders received
0.788603 of a share of Reliant Resources common stock for every share of Reliant Energy common stock owned as of September 20, 2002.

         CenterPoint Energy is one of the largest energy delivery companies in the U.S., serving 4.7 million metered customers. Its diverse and strategically located asset portfolio includes electric transmission and distribution, natural gas distribution sales, and interstate pipelines and gathering operations. CenterPoint Energy also owns more than 14,000 megawatts of electric generating capacity in southeast Texas.

         Reliant Resources provides wholesale and retail energy services under the Reliant Energy brand. Its businesses include unregulated power generation and retail electricity service to customers in Texas' newly deregulated electricity market. In 2004, Reliant Resources will have the option to purchase CenterPoint Energy's interest in the 14,000 megawatts of electric generating capacity described above.

         The plan to separate into two companies was announced in July 2000. In May 2001, Reliant Resources sold nearly 20 percent of its common stock to the public in an initial public offering.

                                       ###